Exhibit 99.1

COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Fred Buonocore (212) 836-9607
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS RESULTS FOR THE

2012 THIRD QUARTER AND EXPECTS AN IMPROVED 2012 FOURTH QUARTER

OKLAHOMA CITY, Oklahoma…November 6, 2012… LSB Industries, Inc. (NYSE: LXU) announced today results for the third quarter ended September 30, 2012.

Third Quarter 2012 Financial Highlights Compared to Third Quarter 2011:

•	Sales were $182.4 million, a 3.2% increase from $176.8 million;

•	Operating income was $11.9 million compared to $12.5 million, a decrease of $0.6 million;

•	Net income and net income applicable to common shareholders were $6.7 million compared to $6.3 million; and

•	Diluted earnings per common share were $0.28 compared to $0.27.

Discussion of Third Quarter of 2012:

The $5.6 million increase in consolidated sales includes a $7.4 million or 7.2% increase in Chemical Business sales and a $3.8 million or 5.3% decrease in Climate Control Business sales.

For the third quarter of 2012, Chemical Business sales volumes and operating income were adversely affected by certain ongoing issues at two of its facilities as summarized below.

During the third quarter of 2012, the Pryor, Oklahoma plant, (the “Pryor Facility”) experienced problems with the ammonia conversion process at its primary ammonia plant. As a result, third quarter total production was only 50% of the targeted production rate. We estimate that the Pryor Facility’s third quarter operating income was at least $14 million lower than it would have been had ammonia production been at or near targeted levels, based upon the selling price of ammonia and urea ammonium nitrate (“UAN”) during the quarter. We believe this condition will continue until the ammonia converter is replaced in early 2013. However, as of the date of this report, the Pryor Facility’s ammonia production has stabilized at approximately 80% of our targeted production rate.

As previously reported, the El Dorado, Arkansas plant (the “El Dorado Facility”) was damaged on May 15, 2012 when a reactor in its 98% concentration nitric acid plant (“DSN” plant) exploded. As a result, the production at the El Dorado Facility for the third quarter of 2012 was lower than otherwise would have been expected resulting in lost absorption and gross profit margins. In addition, in order to satisfy certain customer product requirements, nitric acid and sulfuric acid were purchased on the open market and resold at a negative gross profit margin. We estimate that the combined negative impact to operating profit resulting from lost sales, lost profits and extra expenses for the third quarter was at least $9 million. We expect this situation to continue, but to a lesser degree when the sulfuric acid plant is brought back into production during the fourth quarter. Our insurance policy provides business interruption coverage, which we believe will cover most of these lost profits and extra expenses. We believe that the first installment of business interruption proceeds will be received no earlier than the first quarter of 2013.

Our Climate Control Business operating income for the third quarter of 2012 was $6.9 million, or $1.9 million lower than the same period of 2011, primarily the result of lower sales of our residential products and to a lesser extent, reduced gross margins on commercial/institutional products due to product mix, discounting and operating inefficiencies related to the lower sales volumes.

First Nine Months 2012 Financial Highlights Compared to First Nine Months 2011:

•	Sales were $581.9 million, a $8.0 million or 1.4% decrease from $589.9 million;

•	Operating income was $77.3 million compared to $94.8 million;

•	Net income was $47.0 million compared to $55.9 million;

•	Net income applicable to common shareholders decreased to $46.7 million from $55.5 million; and

•	Diluted earnings per common share were $2.00 compared to $2.39.

The $8.0 million decrease in sales included a $14.3 million decrease for the Climate Control Business offset by a $2.7 million increase in Chemical Business and a $3.6 million increase in Other sales. The decrease in consolidated operating income was primarily the result of decreases in the Chemical Business operating income of $11.9 million and $6.4 million in the Climate Control Businesses.

Third Quarter Chemical Business Overview:

Sales for the Chemical Business were $110.2 million, an increase of $7.4 million compared to the same period in 2011, which included a $3.1 million increase in agricultural products sales, a $2.2 million increase in industrial acids and other product sales, and a $2.1 million increase in mining products sales. Agricultural sales dollars increased due primarily to the impact of product mix change from UAN to agricultural grade AN and ammonia. However, agricultural sales in both the third quarters of 2012 and 2011 were lower than otherwise would have been realized due to the unplanned downtime and reduced ammonia production at the Pryor Facility in both quarters, and lower volumes at our Cherokee, Alabama facility (the “Cherokee Facility”) due to an extended planned Turnaround during the 2012 quarter. The increase in industrial acids and other sales in dollars was primarily due to our ability to pass through higher raw material cost of ammonia to our contractual customers.

The Chemical Business operating income for the third quarter of 2012 was $7.5 million or approximately $0.4 million higher than the same period of 2011.

Third Quarter Climate Control Business Overview:

Our Climate Control sales for the third quarter of 2012 were $68.0 million, or $3.8 million below the same period in 2011, and includes a $5.0 million decrease in geothermal and water source heat pump sales and a $0.2 million decrease in hydronic fan coil sales, partially offset by a $1.4 million increase in other HVAC sales attributable to higher sales in our custom air handlers. From a market sector perspective, the net decrease includes a $3.3 million decrease in residential sales and a $0.5 million decrease in commercial/institutional product sales. Generally, we believe the overall decline can be attributed to lower consumer confidence in the economy resulting in lower discretionary spending on non-essential energy saving improvements, including geothermal technology products, which have a higher initial cost and longer payback time frame due to the current relatively low natural gas prices.

Our Climate Control operating income for the third quarter of 2012 was $6.9 million, or $1.9 million lower than the same period of 2011 primarily the result of lower sales of our residential products, and to a lesser extent reduced gross margins on commercial/institutional products due to product mix, discounting and operating inefficiencies related to lower sales volumes.

Bookings of new product orders were $65.6 million in the third quarter of 2012 compared to $66.8 million for the second quarter of 2012; and $65.7 million for the third quarter of 2011. At September 30, 2012, the backlog of confirmed customer product orders was $51.3 million compared to $50.2 million at June 30, 2012.

CEO’s Remarks:

Jack Golsen, LSB’s Board Chairman and CEO stated, “Continued problems with the ammonia converter at Pryor’s main ammonia plant have prevented us from reaching optimum production rates. However, as of the date of this report, the Pryor Facility’s ammonia production has stabilized at approximately 80% of our targeted production rate of 600 tons per day. Additionally, market prices for ammonia have increased. If these trends continue through year-end, the increase in production and pricing should offset most of Pryor’s lost margin experienced during the third quarter. Our plan at Pryor includes replacing the ammonia converter and making other modifications in early 2013 that should allow us to achieve our targeted rates.”

Mr. Golsen further remarked, “To replace the lost production capacity resulting from the loss of the DSN plant, our current plan is to construct a separate nitric acid plant and to install a separate nitric acid concentrator plant at the El Dorado Facility. We expect to complete these projects by mid-2015. The three regular nitric acid plants at the El Dorado Facility that were damaged on May 15, 2012 when the DSN plant exploded are back in production. Repairs should be completed on the El Dorado Facility’s sulfuric acid plant during the fourth quarter, at which time sulfuric acid production should restart. In addition, our Cherokee Facility was down for a planned Turnaround in the third quarter which resulted in 31 days of lost UAN production. The current plan is for the Cherokee Facility to be in full production during the fourth quarter.”

Mr. Golsen concluded, “We remain optimistic about the prospects for our agrochemical business, as most market indicators point to positive supply and demand fundamentals for the types of nitrogen fertilizer products we produce and sell. Whereas the current markets for our climate control products remain soft, our business is well positioned to take advantage of the economic recovery when it occurs. The 2012 third quarter was not an indicative reporting period, and we expect a much improved fourth quarter 2012 and a further improvement in 2013.”

Balance Sheet

Mr. Golsen noted, “At September 30, 2012, stockholders’ equity was $342 million and our long-term debt to equity ratio was 0.2 to 1.”

Natural Gas Hedge Working Interest

As previously announced, we recently acquired a working interest in certain Marcellus Shale natural gas properties located in Wyoming County, PA for $49 million. The purpose of this transaction is to provide us with a hedge against potential inflation in natural gas prices for a portion of our chemical plants’ feedstock requirements, specifically for the production of nitrogen products such as anhydrous ammonia and UAN. The reserves associated with this investment equate to approximately 20% of our natural gas requirements for the next eight years and carry a present value cost of an estimated $2.30 per mcf, including development and operating costs.

Conference Call

LSB’s management will host a conference call covering the third quarter results on November 6, 2012 at 5:15 pm ET/4:15 pm CT to discuss these results and recent corporate developments. Participating in the call will be Board Chairman and CEO, Jack E. Golsen; President and COO, Barry H. Golsen; and Executive Vice President and CFO, Tony M. Shelby. Interested parties may participate in the call by dialing 201 493-6739. Please call in ten minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsb-okc.com on the webcast section of Investor Info tab.

To listen to a webcast of the call, please go to the Company’s website at www.lsb-okc.com at least 15 minutes before the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB is a manufacturing and marketing company. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, modular geothermal chillers and large custom air handlers; and, the manufacture and sale of chemical products for the agricultural, mining and industrial markets.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “plans to,” “estimates,” “projects” or similar expressions, and such forward-looking statements include, but are not limited to, that with respect to our Chemical Business, that the project to construct a new separate nitric acid plant and a separate nitric acid concentrator plant will be completed by mid-2015; that insurance payments should cover most of our lost profits and extra expenses resulting from the May 15, 2012 explosion of a reactor at the El Dorado Facility’s DSN plant; that replacement of the ammonia converter at the Pryor Facility will allow the Pryor Facility to meet its targeted production rates; that the increase in production and pricing should offset in the fourth quarter most of Pryor’s lost margin experienced during the third quarter; that sulfuric acid production should restart during the fourth quarter; that the Cherokee Facility will be in full production during the fourth quarter; that indicators point to positive supply and demand fundamentals for the types of nitrogen fertilizer products we produce and sell; with respect to our Climate Control Business, and, that the Climate Control Business is well positioned to take advantage of the economic recovery when it occurs; and that we expect a much improved 4th quarter 2012 and a further improvement in 2013. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions, effect of the recession on the commercial and residential construction industry, acceptance by the market of our geothermal heat pump products, acceptance of our technology, changes to federal legislation or adverse regulations, available working capital, ability to install necessary equipment and renovations at the El Dorado Facility and the Pryor Facility in a timely manner, ability to finance our investments, and other factors set forth under “A Special Note Regarding Forward-Looking Statements”, a discussion of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this report and in the Form 10-K for year ended December 31, 2011, and the Form 10Qs for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012.

# # #

See Accompanying Tables

LSB Industries, Inc.

Unaudited Financial Highlights

Nine Months and Three Months Ended September 30, 2012 and 2011

	Nine Months		Three Months
	2012	2011	2012	2011
	(in thousands, except per share amounts)
Net sales	$581,894	$589,892	$182,374	$176,780
Cost of sales	438,528	429,695	149,187	142,523

Gross profit	143,366	160,197	33,187	34,257

Selling, general and administrative expense	65,988	64,737	21,711	21,635
Provisions for (recoveries of) losses on accounts receivable	(185)	160	(308)	39
Other expense	1,106	2,532	384	149
Other income	(837)	(2,035)	(489)	(58)

Operating income	77,294	94,803	11,889	12,492

Interest expense	3,800	5,481	1,489	1,901
Losses on extinguishment of debt	—	136	—	—
Non-operating other expense (income), net	(270)	(3)	2	2

Income from continuing operations before provisions for income taxes and equity in earnings and losses of affiliate	73,764	89,189	10,398	10,589
Provisions for income taxes	27,110	33,582	3,857	4,433
Equity in earnings of affiliate	(510)	(375)	(169)	(168)

Income from continuing operations	47,164	55,982	6,710	6,324

Net loss from discontinued operations	120	128	2	18

Net income	47,044	55,854	6,708	6,306

Dividends on preferred stocks	300	305	—	—

Net income applicable to common stock	$46,744	$55,549	$6,708	$6,306

Weighted-average common shares:
Basic	22,346	21,851	22,374	22,241

Diluted	23,528	23,499	23,552	23,526

Income per common share:
Basic	$2.09	$2.54	$0.30	$0.28

Diluted	$2.00	$2.39	$0.28	$0.27

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Nine Months and Three Months Ended September 30, 2012 and 2011

Note 1:	Net income applicable to common stock is computed by adjusting net income by the amount of preferred stock dividends and dividend requirements, if applicable. Basic income per common share is based upon net income applicable to common stock and the weighted-average number of common shares outstanding during each period.

Diluted income per share is based on net income applicable to common stock plus preferred stock dividends and dividend requirements on preferred stock assumed to be converted, if dilutive, and interest expense including amortization of debt issuance costs, net of income taxes, on convertible debt assumed to be converted, if dilutive, and the weighted-average number of common shares and dilutive common equivalent shares outstanding, and the assumed conversion of dilutive convertible securities outstanding.

Note 2:	Provisions for income taxes are as follows:

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in thousands)
Current:
Federal	$21,405	$24,497	$3,964	$2,583
State	3,912	6,869	639	1,200

Total current	25,317	31,366	4,603	3,783

Deferred:
Federal	1,556	1,932	(664)	554
State	237	284	(82)	96

Total deferred	1,793	2,216	(746)	650

Provisions for income taxes	$27,110	$33,582	$3,857	$4,433

The current provision for federal income taxes shown above includes regular income tax after the consideration of permanent and temporary differences between income based on generally accepted accounting principles and tax purposes. For the nine and three months ended September 30, 2012 and 2011, the current provision for state income taxes shown above includes regular state income tax and provisions for uncertain state income tax positions.

Note 3:	Pryor Facility – During the third quarter, the Pryor Facility experienced problems with the ammonia conversion process at its primary ammonia plant. As previously reported, we plan to replace six small ammonia converters at Pryor with one Kellogg converter which is scheduled to be replaced in early 2013. Once the replacement converter is installed and in full operating mode, we should achieve our targeted production rates. In addition, the recent repair undertaken at the urea plant was more extensive than initially anticipated and required the replacement of the urea reactor’s stainless steel liner. As a result, the Pryor Facility did not produce UAN from late February 2012 until July 2012, but continued to produce and sell anhydrous ammonia.

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Nine Months and Three Months Ended September 30, 2012 and 2011

For the first nine months of 2012, we believe the cumulative adverse impact to operating income due to the planned and unplanned downtime and reduced production at the Pryor Facility was an estimated $38 million (of which $14 million related to the third quarter of 2012) including lost absorption and gross profit.

El Dorado Facility—On May 15, 2012, the El Dorado Facility suffered significant damage when a reactor in its DSN plant exploded. As a result, the DSN plant was severely damaged and several other plants and infrastructure within the El Dorado Facility sustained various degrees of damage. Due to the extensive damage, the DSN plant is not being repaired, but will be replaced with a new 65% nitric acid plant and a nitric acid concentrator plant. The project to construct these new plants is currently expected to be completed by mid-2015. Of the three other remaining nitric acid plants, which account for approximately 80% of the nitric acid production capacity at the facility, one was restarted in June, another was restarted in July and the remaining nitric acid plant was restarted in August. The sulfuric acid plant also sustained significant damage and is expected to restart before the end of 2012.

We believe the cumulative adverse impact to operating income for the unplanned downtime at the El Dorado Facility was approximately $16 million for the first nine months of 2012 (of which $9 million related to the third quarter of 2012) including lost absorption and gross profit margins.

Note 4:	Information about the Company’s operations in different industry segments for the nine and three months ended September 30, 2012 and 2011 is detailed on the following page.

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Nine Months and Three Months Ended September 30, 2012 and 2011

	Nine Months		Three Months
	2012	2011	2012	2011
	(in thousands)
Net sales:
Climate Control	$198,286	$212,628	$67,982	$71,804
Chemical (1)	372,551	369,820	110,212	102,769
Other	11,057	7,444	4,180	2,207

	$581,894	$589,892	$182,374	$176,780

Gross Profit: (2)
Climate Control	$60,892	$67,689	$20,457	$22,808
Chemical (1)	78,789	89,789	11,291	10,677
Other	3,685	2,719	1,439	772

	$143,366	$160,197	$33,187	$34,257

Operating income: (3)
Climate Control	$20,007	$26,357	$6,856	$8,738
Chemical (1)	67,023	78,923	7,529	7,105
General corporate expense and other business operations, net	(9,736)	(10,477)	(2,496)	(3,351)

	77,294	94,803	11,889	12,492

Interest expense	(3,800)	(5,481)	(1,489)	(1,901)
Losses on extinguishment of debt	—	(136)	—	—
Non-operating other income (expense), net:
Climate Control	1	1	1	—
Chemical	1	1	1	—
Corporate and other business operations	268	1	(4)	(2)
Provisions for income taxes	(27,110)	(33,582)	(3,857)	(4,433)
Equity in earnings of affiliate - Climate Control	510	375	169	168

Income from continuing operations	$47,164	$55,982	$6,710	$6,324

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Nine Months and Three Months Ended September 30, 2012 and 2011

(1)	Although our Chemical Business’ net sales increased in 2012 compared to 2011, the following events negatively impacted the 2012 operating results. During January 2012, a planned improvement project was performed at the Pryor Facility to increase anhydrous ammonia production levels, during which time the facility was not in production. In addition, the Pryor Facility experienced certain unplanned downtime in the ammonia and urea plants. The ammonia plant production was shut-down for a portion of March 2012 while the repairs were performed. The repairs to the urea plant were extensive resulting in the urea plant being shut-down from late February 2012 through early July 2012. As a result, the Pryor Facility was unable to produce UAN during this time frame but continued to produce and sell anhydrous ammonia. On May 15, 2012, the El Dorado Facility suffered significant damage when a reactor in its DSN plant exploded. As a result, the DSN plant was severely damaged and several other plants and infrastructure within the El Dorado Facility sustained various degrees of damage. Therefore, the El Dorado Facility had only limited production of certain products since May 15, 2012. For the nine months ended September 30, 2011, the Chemical Business recognized an insurance recovery of $8.6 million relating to a business interruption claim, which was recorded as a reduction to cost of sales.

(2)	Gross profit by industry segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.

(3)	Our chief operating decision makers use operating income by business segment for purposes of making decisions, which include resource allocations and performance evaluations. Operating income by business segment represents gross profit by business segment less selling, general and administrative expense (“SG&A”) incurred by each business segment plus other income and other expense earned/incurred by each business segment before general corporate expenses and other business operations, net. General corporate expenses and other business operations, net, consist of unallocated portions of gross profit, SG&A, other income and other expense.

LSB Industries, Inc.

Consolidated Balance Sheets

(information at September 30, 2012 is unaudited)

	September 30,	December 31,
	2012	2011
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$133,773	$124,929
Restricted cash	54	31
Short-term investments	—	10,005
Accounts receivable, net	110,999	87,351
Inventories:
Finished goods	33,994	29,009
Work in progress	4,174	4,855
Raw materials	27,045	25,642

Total inventories	65,213	59,506
Supplies, prepaid items and other:
Prepaid insurance	1,342	5,953
Precious metals	14,708	17,777
Supplies	9,602	7,513
Fair value of derivatives and other	332	53
Prepaid income taxes	5,279	8,679
Other	2,125	2,034

Total supplies, prepaid items and other	33,388	42,009
Deferred income taxes	5,281	4,275

Total current assets	348,708	328,106

Property, plant and equipment, net	202,173	164,547

Other assets:
Investment in affiliate	2,135	2,910
Goodwill	1,724	1,724
Other, net	6,429	4,722

Total other assets	10,288	9,356

	$561,169	$502,009

(continued on following page)

LSB Industries, Inc.

Consolidated Balance Sheet (continued)

(information at September 30, 2012 is unaudited)

	September 30,	December 31,
	2012	2011
	(in thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$64,899	$57,891
Short-term financing	569	5,646
Accrued and other liabilities	38,762	28,677
Current portion of long-term debt	4,781	4,935

Total current liabilities	109,011	97,149

Long-term debt	68,849	74,525

Noncurrent accrued and other liabilities	16,531	15,239

Deferred income taxes	24,625	21,826

Commitments and contingencies

Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 26,705,530 shares issued (26,638,285 at December 31, 2011)	2,670	2,664
Capital in excess of par value	164,225	162,092
Retained earnings	200,632	153,888

	370,527	321,644

Less treasury stock at cost:
Common stock, 4,320,462 shares	28,374	28,374

Total stockholders’ equity	342,153	293,270

	$561,169	$502,009